Exhibit 5.1

May 4, 2018

Apollo Commercial Real Estate Finance, Inc.

c/o Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

Ladies and Gentlemen:

We have acted as counsel to Apollo Commercial Real Estate Finance, Inc. (the “Company”) in connection with a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to possible offerings from time to time by the Company of: (1) its common stock, par value $0.01 per share (“Common Stock”); (2) its preferred stock, par value $0.01 per share (“Preferred Stock”); (3) its depositary shares representing shares of Preferred Stock (“Depositary Shares”); (4) its debt securities (which may be issued in one or more series) (“Debt Securities”); (5) warrants entitling the holders to purchase Common Stock, Preferred Stock, Depositary Shares or Debt Securities (“Warrants”); and (6) rights entitling the holders to purchase Common Stock (“Rights”).

In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. In examining all such documents, we have assumed the genuineness of all signatures, the authenticity of all documents purported to be originals and the conformity to the respective originals of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies or in portable document format.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that:

1.	The Company is duly incorporated as a corporation under the laws of the State of Maryland and is in good standing.

2.	When the board of directors of the Company (the “Board”) authorizes the issuance of authorized but unissued Common Stock and in accordance with that authorization that Common Stock (a) is sold for at least its par value as contemplated in the Registration Statement or (b) is issued on exercise of a right to convert Preferred Stock, Depositary Shares or Debt Securities, on exercise of Warrants or on the exercise of Rights, which are sold for at least the par value of the Common Stock (including any amount paid at the time of conversion or exercise) as contemplated in the Registration Statement, the Common Stock will be legally issued, fully paid and nonassessable.

3.	When the Board authorizes the creation and sale of one or more series of Preferred Stock in accordance with the provisions of the Company’s articles of amendment and restatement relating to the issuance of Preferred Stock and in accordance with that authorization that Preferred Stock is (a) sold for at least its par value as contemplated in the Registration Statement or (b) issued on conversion of other series of Preferred Stock or on exercise of Warrants, which are sold for at least the par value of the Preferred Stock (including any amount paid at the time of conversion or exercise) as contemplated in the Registration Statement, that Preferred Stock will be legally issued, fully paid and nonassessable.

4.	When the Board authorizes the creation and sale of Depositary Shares representing interests in shares of a particular series of Preferred Stock and in accordance with that authorization those Depositary Shares are (a) sold for at least the par value of the underlying Preferred Stock as contemplated in the Registration Statement or (b) issued on conversion of other series of underlying Preferred Stock or exercise of Warrants, which are sold for at least the par value of the Preferred Stock (including any amount paid at the time of conversion or exercise) as contemplated by the Registration Statement, those Depositary Shares will be legally issued, fully paid and nonassessable.

5.	When the Board authorizes the creation of one or more series of Debt Securities, and in accordance with that authorization and a duly executed and delivered indenture and any supplemental indenture between the Company and the trustee named therein, those Debt Securities are (a) sold as contemplated in the Registration Statement or (b) sold upon exercise of Warrants which are issued as contemplated in the Registration Statement, if the interest on those Debt Securities is not at a rate which violates applicable law, those Debt Securities will constitute valid and legally binding obligations of the Company (subject to any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of creditors’ rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

6.	When the Board authorizes the issuance of Warrants which provide for the issuance of Common Stock, Preferred Stock, Depositary Shares or Debt Securities upon payment of consideration equal at least to the par value of the Common Stock, Preferred Stock, Depositary Shares or Debt Securities being issued, if applicable, and which do not contain provisions which violate applicable law, and in accordance with that authorization those Warrants are issued as contemplated in the Registration Statement, those Warrants will constitute valid and legally binding obligations of the Company (subject to any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of creditors’ rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

7.	When the Board authorizes the issuance of Rights which provide for the right to purchase Common Stock, upon payment of consideration equal at least to the par value of the Common Stock being issued, and which do not contain provisions which violate applicable law, and in accordance with that authorization those Rights are issued as contemplated in the Registration Statement, those Rights will constitute valid and legally binding obligations of the Company (subject to any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of creditors’ rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

The opinions set forth in this letter relate only to the Maryland General Corporation Law and the laws of the State of New York, each as currently in effect. We express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the governing documents under which the Depositary Shares, Debt Securities, Warrants and Rights are to be issued will have been duly authorized, executed and delivered by all parties thereto other than the Company.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Clifford Chance US LLP